Exhibit 99.5

ZAPATA COMPUTING HOLDINGS INC.

2024 Inducement Stock Incentive Plan

Section 1. Purpose

The purpose of this 2024 Inducement Stock Incentive Plan (this “Plan”) of Zapata Computing Holdings Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract persons who are expected to make important contributions to the Company by providing them equity ownership opportunities and performance-based incentives that are intended to provide them a material inducement to enter into employment with the Company and better align the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

Section 2. Eligibility

Awards under this Plan may only be granted to persons who (a) were not previously an employee or director of the Company or (b) are commencing employment with the Company following a bona fide period of non-employment, in either case as an inducement material to the individual’s entering into employment with the Company and in accordance with the requirements of Nasdaq Stock Market Rule 5635(c)(4). For the avoidance of doubt, neither consultants, advisors nor non-employee directors shall be eligible to participate in this Plan. Each person who is granted an Award under this Plan is deemed a “Participant.” This Plan provides for the following types of awards, each of which is referred to as an “Award”: Options (as defined in Section 5), SARs (as defined in Section 6), Restricted Stock Awards (as defined in Section 7), Restricted Stock Units (as defined in Section 8) and Other Stock-Based Awards (as defined in Section 10). “Award Agreement” shall mean the agreement, whether in written or electronic form, specifying the terms and conditions of an Award granted under the Plan.

Section 3. Administration and Delegation

(a) Administration by Board of Directors. This Plan will be administered by the Board in accordance with applicable securities exchange requirements. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to this Plan as it shall deem advisable. The Board may construe and interpret the terms of this Plan and any Award certificate issued or Award Agreement entered into under this Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in this Plan or any Award in the manner and to the extent it shall deem expedient, and it shall be the sole and final judge of such expediency. All decisions by the Board with respect to this Plan and any Awards shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in this Plan or in any Award.

(b) Appointment of Committees. To the extent permitted by applicable law and applicable securities exchange requirements, the Board may delegate any or all of its powers under this Plan to one or more committees or subcommittees comprised only of independent directors of the Board (a “Committee”). All references in this Plan to the “Board” shall mean the Board or a Committee of the Board to the extent that the Board’s powers or authority under this Plan have been delegated to such Committee.

Section 4. Stock Available for Awards

(a) Number of Shares; Share Counting.

(1) Authorized Number of Shares. Subject to adjustment under Section 4(b), Awards may be made under this Plan for up to 600,000 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”). Shares issued under this Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(2) Share Counting. For purposes of counting the number of shares available for the grant of Awards under this Plan:

(A) all shares of Common Stock covered by SARs shall be counted against the number of shares available for the grant of Awards under this Plan; provided, however, that (i) SARs that may be settled only in cash shall not be so counted and (ii) if the Company grants an SAR in tandem with an Option for the same number of shares of Common Stock and provides that only one such Award may be exercised (a “Tandem SAR”), only the shares covered by the Option, and not the shares covered by the Tandem SAR, shall be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to this Plan;

(B) if any Award (i) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any Common Stock not being issued (including as a result of an SAR that could be settled either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall become available for the grant of Awards; provided, however, that (1) in the case of the exercise of an SAR, the number of shares counted against the shares available under this Plan shall be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise and (2) the shares covered by a Tandem SAR shall not again become available for grant upon the expiration or termination of such Tandem SAR; and

(C) shares of Common Stock delivered (by actual delivery, attestation, or net exercise) to the Company by a Participant to (i) purchase shares of Common Stock upon the exercise of an Award or (ii) satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation) shall be added back to the number of shares available for the future grant of Awards.

(b) Changes in Stock. Subject to Section 17 hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Common Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Common Stock are converted into or exchanged for a different number or kind of securities of the Company or any successor entity (or a parent or subsidiary thereof), the Board shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price per share subject to each outstanding Restricted Stock Award, and (iv) the price for each share subject to any then outstanding Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Options or Stock Appreciation Rights) as to which such Options and Stock Appreciation Rights remain exercisable. The adjustment by the Board shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Board in its discretion may make a cash payment in lieu of fractional shares.

The Board may also adjust the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration material changes in accounting practices or principles, extraordinary dividends, acquisitions or dispositions of stock or property or any other event if it is determined by the Board that such adjustment is appropriate to avoid diminution or enlargement of benefits or potential benefits intended to be made available under the Plan.

Section 5. Stock Options

(a) General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. All Options under this Plan shall be Nonstatutory Stock Options. A “Nonstatutory Stock Option” is an Option which is not intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

(b) Terms and Conditions. Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Board shall deem desirable, as set forth in the Award Agreement.

(i) Exercise Price. The Board shall establish the exercise price of each Option and specify the exercise price in the applicable Option certificate. The exercise price shall be not less than 100% of the Fair Market Value per share of Common Stock on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date. “Fair Market Value” of Common Stock on any given date means the closing price for the Common Stock on any given date during regular trading, as reported on the principal exchange on which the Common Stock is then traded, or if not trading on that date, such price on the last preceding date on which the Common Stock was traded, unless determined otherwise by the Board using such methods or procedures as it may establish. the fair market value of Common Stock.

(ii) Option Term. The term of each Option shall be fixed by the Board, but no Option shall be exercisable more than ten (10) years after the date the Option is granted. Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (i) the exercise of the Option is prohibited by applicable law or (ii) Common Stock may not be purchased or sold by certain employees of the Company due to a black-out period of a Company policy or a lock-up agreement undertaken in connection with an offering of securities of the Company, the term of the Option shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement subject to the requirements of Section 409Aof the Code and the regulations and other guidance promulgated thereunder (“Section 409A”); provided, however, that no such extension will be made if the exercise price of such Option at the date the initial term would otherwise expire is above the Fair Market Value of the Common Stock on such date.

(iii) Exercisability; Rights of a Stockholder. Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Board at or after the date of grant. The Board may at any time accelerate the exercisability of all or any portion of any Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of an Option and not as to unexercised Options.

(iv) Method of Exercise. Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award Agreement:

(A) In cash, or by certified or bank check or other instrument acceptable to the Board;

(B) Through the delivery (or attestation to the ownership) of shares of Common Stock that are not then subject to restrictions under any company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(C) By a “cashless exercise” arrangement pursuant to which the optionee delivers to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Board shall prescribe as a condition of such payment procedure;

(D) With the consent of the Board, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; or

(E) Any other method permitted by the Board.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company of the shares of Common Stock to be purchased pursuant to the exercise of an Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award Agreement or applicable provisions of laws. In the event an optionee chooses to pay the purchase price by previously-owned shares of Common Stock through the attestation method, the number of shares of Common Stock transferred to the optionee upon the exercise of the Option shall be net of the number of shares attested to.

Section 6. Stock Appreciation Rights

(a) Nature of Stock Appreciation Rights. A Stock Appreciation Right is an Award entitling the recipient to receive cash or shares of Stock, as determined by the Board, having a value equal to the excess of the Fair Market Value of a share of Common Stock on the date of exercise over the grant price of the Stock Appreciation Right multiplied by the number of shares of Common Stock with respect to which the Stock Appreciation Right shall have been exercised. Stock Appreciation Rights shall be subject to the following terms and conditions and shall contain such other terms and conditions as shall be determined from time to time by the Board and set forth in the Award Agreement.

(i) Grant Price of Stock Appreciation Rights. The grant price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Common Stock on the date of grant.

(ii) Grant of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Board in tandem with, or independently of, any Option granted pursuant to Section 5 of the Plan.

(iii) Stock Appreciation Right Term. The term of a Stock Appreciation Right may not exceed ten (10) years. Notwithstanding the foregoing, in the event that on the last business day of the term of a Stock Appreciation Right (i) the exercise of the Stock Appreciation Right is prohibited by applicable law or (ii) Stock may not be purchased or sold by certain employees or directors of the Company due to a black-out period of a Company policy or a lock-up agreement undertaken in connection with an offering of securities of the Company, the term of the Stock Appreciation Right shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement subject to the requirements of Section 409A; provided, however, that no such extension will be made if the grant price of such Stock Appreciation Right at the date the initial term would otherwise expire is above the Fair Market Value of the Stock on such date. The terms and conditions of each such Award shall be determined by the Board, and such terms and conditions may differ among individual Awards and grantees.

Section 7. Restricted Stock Awards

(a) Nature of Restricted Stock Awards. A Restricted Stock Award is an Award entitling the recipient to acquire, at such purchase price (if any) as determined by the Board, shares of Stock subject to such restrictions and conditions as the Board may determine at the time of grant (“Restricted Stock”). Conditions may be based on a continuing Service Relationship and/or achievement of pre-established performance goals and objectives. The grant of a Restricted Stock Award is contingent on the grantee executing a Restricted Stock Award Agreement. The terms and conditions of each such agreement shall be determined by the Board and set forth in the Award Agreement, and such terms and conditions may differ among individual Awards and grantees. “Service Relationship” as used in the Plan means any relationship as an employee, officer, director or consultant of the Company or a Subsidiary. “Subsidiary” means any corporation or other entity (other than the Company) in which the Company owns or controls, directly or indirectly, at least 50% of the outstanding voting securities or equity interests.

(b) Rights as a Stockholder. Upon execution of a written instrument setting forth the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to any exceptions or conditions contained in the written instrument evidencing the Restricted Stock Award. Unless the Board shall otherwise determine, certificates evidencing the Restricted Stock shall remain in the possession of the Company as escrow agent until such Restricted Stock is vested as provided in Section 8(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company a stock power endorsed in blank.

(c) Restrictions. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Agreement. If a grantee’s Service Relationship terminates for any reason, the Company shall have the right to repurchase from the grantee or the grantee’s legal representative Restricted Stock that has not vested as of the Termination Date, pursuant to the terms of the Award Agreement. Unless otherwise stated in the written instrument evidencing the Restricted Stock Award, any Restricted Stock for which the grantee did not pay any purchase price and which is not vested as of the grantee’s Termination Date shall automatically be forfeited immediately following such termination. “Termination Date” means the date, as determined by the Board, that an individual’s Service Relationship terminates for any reason.

(d) Vesting of Restricted Stock. The Board at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.” Except as may otherwise be provided by the Board either in the Award Agreement or, subject to Section 15 below, in writing after the Award Agreement is issued, a grantee’s rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the grantee’s Termination Date and such shares shall be subject to forfeiture or the Company’s right of repurchase as provided in Section 8(c) above.

Section 8. Restricted Stock Units

(a) Nature of Restricted Stock Units. A Restricted Stock Unit is a bookkeeping entry representing the right to receive, upon its vesting, one share of Common Stock (or a percentage or multiple of one share of Common Stock if so specified in the Award Agreement evidencing the Award) for each Restricted Stock Unit awarded to a grantee and represents an unfunded and unsecured obligation of the Company. The Board shall determine the restrictions and conditions applicable to each Restricted Stock Unit at the time of grant. Conditions may be based on a continuing Service Relationship and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award Agreement shall be determined by the Board, and such terms and conditions may differ among individual Awards and grantees. At the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock. Notwithstanding the foregoing, the Board, in its discretion, may determine either at the time of grant or at the time of settlement, that a Restricted Stock Unit shall be settled in cash. To the extent that an award of Restricted Stock Units is subject to Section 409A, it may contain such additional terms and conditions as the Board shall determine in its sole discretion in order for such Award to comply with the requirements of Section 409A.

(b) Rights as a Stockholder. A grantee shall have the rights as a stockholder only as to shares of Common Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the unissued shares of Stock underlying his Restricted Stock Units, subject to such terms and conditions as the Board may determine.

(c) Termination. Except as may otherwise be provided by the Board either in the Award Agreement or, subject to Section 15 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate on the grantee’s Termination Date.

Section 9. Dividend Equivalent Rights

(a) Dividend Equivalent Rights. A Dividend Equivalent Right is an Award entitling the recipient to receive credits based on cash dividends that would be paid on the shares of Common Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares were held by the recipient. A Dividend Equivalent Right may be granted hereunder to any participant, as a component of another Award (other than an Option or Stock Appreciation Right) or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the grant. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Common Stock, which may thereafter accrue additional dividend equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the

Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Common Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other Award.

Section 10. Other Stock-Based Awards

(a) General. Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property (“Other Stock-Based Awards”), may be granted hereunder to Participants. Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under this Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine.

(b) Terms and Conditions. Subject to the provisions of this Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award, including any purchase price applicable thereto.

Section 11. Tax Withholding

(a) Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Common Stock or other amounts received thereunder first becomes taxable, pay to the Company, or make arrangements satisfactory to the Board regarding payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver Common Stock to any grantee is subject to and is conditioned on tax obligations being satisfied by the grantee.

(b) Payment in Stock. If provided in the instrument evidencing an Award, either the grantee or the Company may elect to have up to the statutory maximum required tax withholding obligation satisfied, in whole or in part, by (i) withholding from shares of Common Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy such withholding amount due, or (ii) allowing a grantee to transfer to the Company shares of Common Stock owned by the grantee with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy such withholding amount due.

Section 12. Transferability of Awards

No Award shall be transferable by the grantee otherwise than by will or by the laws of descent and distribution and all Awards shall be exercisable, during the grantee’s lifetime, only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. Notwithstanding the foregoing, the Board, in its sole discretion, may provide in the Award Agreement regarding a given Award, or may agree in writing with respect to an outstanding Award, that the grantee may transfer the Award to members of the grantee’s immediate family, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award.

Section 13. Section 409A Awards

Awards are intended to be exempt from Section 409A to the greatest extent possible and to otherwise comply with Section 409A, and the Plan and all Award Agreements shall be interpreted accordingly. To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Board from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated or postponed except to the extent permitted by Section 409A. Notwithstanding the foregoing, neither the Company nor any Subsidiary shall have any liability or obligation to any Award recipient or any other person for any taxes, interests or penalties that may arise as a result of any failure of the Plan or an Award to comply with, or be exempt from, Section 409A.

Section 14. Termination of Service Relationship

For purposes of the Plan, unless as otherwise set forth in an Award Agreement, the following events shall not be deemed a termination of a Service Relationship:

(a) a transfer to the employment or service of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another;

(b) any change in status between full-time and part-time employment, or a change in relationship between employee and consultant; or

(c) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Board otherwise so provides in writing.

Section 15. Amendments and Termination

The Board may, at any time, amend or discontinue the Plan and the Board may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. Nothing in this Section 15 shall limit the Board’s authority to take any action permitted pursuant to Section 3(b).

Section 16. Status of Plan

With respect to the portion of any Award that has not been exercised and any payments in cash, Common Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Board shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Board may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Common Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

Section 17. Change in Control Provisions

(a) In the event of and subject to the consummation of a Change in Control Transaction as defined in this Section 17, the Board may cause the assumption or continuation of Awards theretofore granted by the successor entity or parent thereof, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices. To the extent the successor corporation in such Change in Control Transaction does not provide for the assumption, continuation or substitution of Awards, upon the closing of the Change in Control Transaction (the “Closing”) the Plan and all outstanding Awards granted hereunder shall terminate. In such case, except as may be otherwise provided in the relevant Award Agreement, all Options and Stock Appreciation Rights with time-based vesting conditions or restrictions that are not vested and/or exercisable immediately prior to the effective time of the Change in Control Transaction shall become fully vested and exercisable, all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable, and all Awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a Change in Control Transaction in the Board’s discretion or to the extent specified in the relevant Award Agreement. In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the “Transaction Price” (as defined below) multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Transaction Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights (provided that, in the case of an Option or Stock Appreciation Right with an exercise price equal to or greater than the Transaction Price, such Option or Stock Appreciation Right shall be cancelled for no consideration); or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Change in Control Transaction as determined by the Board, to exercise all outstanding Options and Stock Appreciation Rights (to the extent then exercisable) held by such grantee. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other Awards in an amount equal to the Transaction Price multiplied by the number of vested shares of Common Stock under such Awards.

(b) “Change in Control Transaction” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Common Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

(c) “Transaction Price,” with respect to a Change in Control Transaction, shall mean the consideration payable, or otherwise to be received by stockholders of the Company, per share of Common Stock, as determined by the Board.

Section 18. General Provisions

(a) No Distribution; Compliance with Legal Requirements. The Board may require each person acquiring Common Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof. No shares of Common Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements, whether located in the United States or a foreign jurisdiction, have been satisfied. The Board may require the placing of such stop-orders and restrictive legends on certificates, or notations on book records, for Common Stock and Awards as it deems appropriate. In addition to the terms and conditions provided herein, the Board may require that an individual make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Board shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Board.

(b) Issuance of Stock; Fractional Shares. To the extent certificated, stock certificates shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Common Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Board shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(c) Awards to Non U.S. Recipients. Notwithstanding anything to the contrary contained in this Plan, Awards may be made to an individual who is a foreign national or employed or performing services outside of the United States on such terms and conditions different from those specified in the Plan as the Board considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws. The Board may establish subplans with respect to such Awards and modify exercise procedures and other terms and procedures, to the extent the Board determines such actions to be necessary or advisable (and such subplans and/or modifications shall be incorporated into and made part of this Plan). Notwithstanding the foregoing, the Board may not take any actions hereunder, and no Awards shall be granted, that would violate the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”) or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

(d) Other Incentive Arrangements; No Rights to Continued Service Relationship. Nothing contained in this Plan shall prevent the Board from adopting other or additional incentive arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any grantee any right to continued employment or other Service Relationship with the Company or any Subsidiary.

(e) Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to such company’s insider trading policy, as in effect from time to time.

(f) Forfeiture of Awards under Sarbanes-Oxley Act; Clawback Policy. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then, to the extent required by law, any grantee who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company for the amount of any Award received by such individual under the Plan during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement. In addition, Awards under the Plan shall be subject to any policy of the Company providing for forfeiture of incentive or performance based compensation in the event of an individual’s misconduct, or certain changes in the financial reporting or financial results of the Company (such policy, a “Clawback Policy”), as may be in effect from time to time.

(g) Delivery and Execution of Electronic Documents. To the extent permitted by applicable law, the Company may (i) deliver by email or other electronic means (including posting on a web site maintained by the Company or by a third party under contract with the Company) all documents relating to the Plan and any Award thereunder (including without limitation, prospectuses required by the SEC) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements) and (ii) permit participants in the Plan to electronically execute applicable Plan documents (including but not limited to, Award Agreements) in a manner prescribed by the Board.

(h) Documentation; Press Release. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in this Plan. Promptly following the grant of an Award hereunder, the Company must disclose in a press release the material terms of the grant, the number of shares involved, and, if required by law or the rules of Nasdaq, the identity of the Participant, and each Participant, by accepting the Award, consents to the foregoing.

Section 19. Governing Law

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.

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